Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2024, with respect to the consolidated financial statements included in the Annual Report of Apollomics, Inc. on Form 20-F for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statement of Apollomics, Inc. on Forms S-8 (File No. 333-272559).

/s/ GRANT THORNTON LLP

San Francisco, California

March 28, 2024